                                                                     EXHIBIT 4.3

STOCKHOLDER'S AGREEMENT

BY AND BETWEEN:

IMMERSION CORPORATION

AND

MICROSOFT CORPORATION

DATED AS OF JULY 25, 2003

                             STOCKHOLDER'S AGREEMENT

         This STOCKHOLDER'S AGREEMENT (the "AGREEMENT") is made as of July 25, 2003 (the "EFFECTIVE DATE"), by and between Immersion Corporation, a Delaware corporation having its corporate headquarters at 801 Fox Lane, San Jose, California 95131 (the "COMPANY") and Microsoft Corporation, a Washington corporation having its corporate headquarters at One Microsoft Way, Redmond, Washington 08052 (the "STOCKHOLDER").

                  WHEREAS, Microsoft is acquiring shares of the Company's Series A Convertible Preferred Stock, $0.001 par value per share (the "SERIES A STOCK") pursuant to that certain Series A Preferred Stock Purchase Agreement dated as of July 25, 2003 (the "STOCK PURCHASE AGREEMENT"); and

         WHEREAS, as a condition to and to effect the purchase and sale of the Series A Stock, the parties believe it is in their mutual best interests to agree to certain covenants and rights.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and the consummation of the issuance and sale of the Series A Preferred Stock, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. STANDSTILL AGREEMENT. As long as the Stockholder holds in excess of 25% of the shares of Series A Stock originally issued, (a) the Stockholder agrees that it shall not, without the Company's consent, acting by itself or with others, acquire any additional equity interest in the Company except pursuant to the Stock Purchase Agreement, the Senior Redeemable Convertible Debenture Purchase Agreement dated as of the date hereof, or pursuant to the terms of the Company's Certificate of Incorporation, other than ordinary treasury activities by the Stockholder, and (b) the Stockholder shall not, unless solicited by the Company's Board of Directors, acting by itself or with others, participate in any proxy solicitation or election contest, make any proposal for any acquisition of the Company, or propose any matter for submission to a vote of the Company's stockholders, other than ordinary treasury activities by the Stockholder.

         2. VOTING AGREEMENT. For all matters on which the Stockholder is entitled to vote as a holder of Common Stock or with the holders of Common Stock on an as-converted basis, the Stockholder will, at its sole discretion, either not vote or cause duly authorized persons to vote any such shares it holds in excess of 19.4% of the outstanding shares of the Company on an as-converted basis ("EXCESS SECURITIES"), such person shall be present at all meetings of the Company's stockholders at which such Excess Securities shall be entitled to vote, or shall cause proxies to be present at all such meetings, to enable all such Excess Securities to be counted for quorum purposes, and shall cause all such Excess Securities to be voted in favor of any matter submitted by the Company's Board of Directors for approval of the stockholders of the Company at such meetings.

         3.       MISCELLANEOUS.

         3.1 Termination. This Agreement shall terminate when the Stockholder no longer holds any shares of the capital stock of the Company.

         3.2 Remedies; Severability. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law. If any term, provision, covenant or restriction of this Agreement is held by a board of arbitration or a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of those that may be hereafter declared invalid, illegal, void or unenforceable.

         3.3 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Stockholder shall be entitled to specific performance of the agreements and obligations of the other parties hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

         3.4 Alteration or Amendment. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Stockholder. Any amendment or waiver effected in accordance with this Section 4 shall be binding upon each holder of any Shares (including shares of Common Stock into which such Shares have been converted), as well as each future holder of all such securities and the Company. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

         3.5 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed and controlled by the laws of the State of Washington, and each party consents to exclusive jurisdiction and venue in the federal courts sitting in King County, Washington, unless no federal subject matter jurisdiction exists, in which case each party consents to exclusive jurisdiction and venue in the Superior Court of King County, Washington. Each party waives all defenses of lack of personal jurisdiction and forum non-conveniens. Process may be served on either party in the manner authorized by applicable law or court rule. In any action to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and other expenses.

         3.6 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be delivered as set forth in the Stock Purchase Agreement.

         3.7 Complete Agreement. This Agreement, the Series A Convertible Preferred Stock Purchase Agreement, the Registration Rights Agreement, the Senior Redeemable Convertible Debenture Purchase Agreement (and corresponding debenture) between the Company and the Stockholder embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

         3.8 Pronouns. Whenever the content may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

         3.9 Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. This Agreement may be executed by actual, facsimile or electronic signatures, or combinations thereof.

         3.10 Headings. The headings of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

                            {Signature Page Follows}

                              SIGNATURE PAGE TO THE
                             STOCKHOLDER'S AGREEMENT

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

                                     COMPANY:

                                     IMMERSION CORPORATION

                                     By: /s/ Victor Viegas
                                        ----------------------------------------
                                        VICTOR VIEGAS
                                        President, Chief Executive Officer and
                                        Chief Financial Officer

                                     STOCKHOLDER:

                                     MICROSOFT CORPORATION

                                     By: /s/ Richard Emerson
                                        ----------------------------------------
                                        Name:  Richard Emerson
                                        Title: Sr. VP. Corp Development

                                     By: /s/ Bryan Lee
                                        ----------------------------------------
                                        Name:  Bryan Lee
                                        Title: Corporate VP and Chief Financial
                                        Officer